Exhibit 99.1

For Immediate Release

Aug. 25, 2006

Korologos to Retire From Microsoft Board

REDMOND, Wash. — Aug. 25, 2006 — Microsoft Corp. today announced that Ann McLaughlin Korologos, chairman of the RAND Corp. board of trustees, has decided not to seek re-election to Microsoft’s board of directors at the company’s 2006 shareholder meeting.

Korologos’ decision was prompted by increasing demands on her time from other professional and personal commitments. She is completing her seventh year on the Microsoft board, having joined the group in January 2000.

“Ann has been an outstanding member of the Microsoft board,” said Steve Ballmer, chief executive officer at Microsoft. “Her contributions and guidance have been invaluable, and we appreciate her seven years of service.”

“I have thoroughly enjoyed my tenure on the board of this worldwide, highly respected company; however, new responsibilities and opportunities force me reluctantly not to seek re-election,” Korologos said.

Other members of the Microsoft board of directors are Bill Gates, chairman of Microsoft; Ballmer; James I. Cash Jr., Ph.D., former James E. Robison professor at the Harvard Business School; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, former chairman, president and chief executive officer of Merck & Co. Inc.; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; Dr.

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Helmut Panke, chairman of the board of management at BMW AG; and Jon Shirley, former president and chief operating officer of Microsoft.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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